Exhibit 4.5

SUBSERVICING AGREEMENT

THIS SUBSERVICING AGREEMENT is made as of March 12, 2013 (this “Agreement”), among American Express Travel Related Services Company, Inc., a New York corporation (the “Servicer”) and Amex Card Services Company (“ACSC” or the “Subservicer”).

RECITALS

WHEREAS, the Servicer is a party to the Amended and Restated Servicing Agreement, dated as of March 12, 2013 (as further amended and supplemented from time to time, the “Servicing Agreement”), among American Express Receivables Financing Corporation VIII LLC, as Transferor (the “Transferor”), the Servicer, American Express Issuance Trust II, as Issuer, and The Bank of New York Mellon, as Indenture Trustee (in such capacity, the “Indenture Trustee”); and

WHEREAS, pursuant to the Servicing Agreement, the Servicer has agreed to service and administer, or cause to be serviced and administered, the Receivables; and

WHEREAS, the parties hereto desire that the Servicer engage the Subservicer to subservice and administer certain Receivables upon the terms and conditions and subject to the limitations hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Servicer and the Subservicer hereby agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Servicing Agreement, a copy of which has been delivered by the Servicer to the Subservicer.

2. Engagement of the Subservicer. Pursuant to Section 5.7 of the Servicing Agreement, the Servicer hereby engages ACSC to perform the duties specified in Section 4 below, and ACSC hereby accepts such engagement.

3. Subservicing Fee. (a) As compensation for subservicing and administering the Receivables in accordance with this Agreement, the Servicer shall pay to the Subservicer, in immediately available funds on each Distribution Date, a subservicing fee in an amount that the Servicer and the Subservicer mutually agree will result in a Subservicing Fee determined to be fair consideration for the subservicing and administrative obligations performed by such Subservicer, which shall not exceed the Servicing Fee payable to the Servicer under the Servicing Agreement.

(b) Payment of the Subservicing Fee shall be independent of, and shall not be conditioned in any way on, the receipt by the Servicer of the Servicing Fee under the Servicing Agreement.

4. Duties of the Subservicer. (a) As agent for the Servicer, the Subservicer shall take all actions reasonably requested by the Servicer to subservice and administer the applicable Receivables and perform the duties enumerated in Items 1122(d)(1)(i), (d)(1)(ii), (d)(2)(i), (d)(2)(ii), (d)(4)(ii), (d)(4)(iv), (d)(4)(vi), (d)(4)(vii), (d)(4)(viii), (d)(4)(ix) and (d)(4)(xiv) of Regulation AB, in each case in accordance with the Servicing Agreement, the applicable Account Agreements, the applicable Credit Guidelines, the Subservicer’s customary and usual servicing procedures for servicing credit or charge receivables comparable to such Receivables and the applicable servicing agreements with the Account Owners. As agent for the Servicer, the Subservicer shall have full power and authority, acting alone or through the Servicer, to do any and all things in connection with such subservicing and administration which it may deem necessary or desirable and which is permitted of the Servicer under the Servicing Agreement.

(b) The Subservicer shall not be obligated to use separate servicing procedures, offices, employees, or accounts for subservicing the applicable Receivables from the procedures, offices, employees, and accounts used by the Subservicer in connection with servicing other comparable receivables. The Subservicer may commingle Collections on the applicable Receivables to the extent permitted of the Servicer under the Servicing Agreement.

(c) The Servicer shall furnish the Subservicer with any files, records, or documents necessary or appropriate to enable the Subservicer to carry out its subservicing and administrative duties hereunder. The Subservicer shall furnish the Servicer with any files, records, or documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under the Servicing Agreement.

(d) The Subservicer shall pay out of its own funds, without reimbursement, all expenses incurred in connection with its subservicing activities hereunder.

(e) The Subservicer shall duly satisfy all obligations on its part to be fulfilled under or in connection with each applicable Receivable and the related Account, will maintain in effect all qualifications required under Requirements of Law in order to subservice properly each applicable Receivable and the related Account, and will comply in all material respects with all other Requirements of Law in connection with subservicing each applicable Receivable and the related Account, the failure to comply with which would have an Adverse Effect.

(f) The Subservicer shall not authorize any rescission or cancellation of any Receivable except in accordance with the applicable Credit Guidelines or as ordered by a court of competent jurisdiction or other Governmental Authority.

(g) The Subservicer shall not take any action which, or omit to take any action the omission of which, would impair the rights of the Indenture Trustee in any Receivable. The Subservicer shall not reschedule, revise, or defer payments due on any Receivable except in accordance with the applicable Credit Guidelines, nor shall it sell any assets in the Trust.

(h) Except in connection with its enforcement or collection of an Account, the Subservicer shall not take any action to cause any Receivable to be evidenced by any instrument (as defined in the UCC).

(i) As reasonably requested by the Servicer, the Subservicer shall (i) furnish the Servicer with true and complete copies of all reports, statements, certificates, notices, and other documents received or generated by the Subservicer in connection with its duties hereunder and (ii) cooperate with the Servicer in taking any and all actions which the Servicer deems necessary in order for it to satisfactorily perform its obligations under the Servicing Agreement. Nothing in this Agreement shall be construed as granting to the Subservicer any right or power with respect to the Receivables that is more expansive than that granted to the Servicer under the Servicing Agreement.

5. Reimbursement of the Servicer. The Subservicer shall reimburse the Servicer for any loss arising from a claim or demand (including any claim for damages and any demand to accept an assignment of Receivables) that is made against the Servicer under the Servicing Agreement and that arises from the Subservicer’s misconduct, negligence, or failure to abide by the terms of this Agreement (including provisions of the Servicing Agreement made applicable by this Agreement).

6. Representations, Warranties, and Covenants of the Parties. Each party, for and as to itself only, hereby makes the following representations, warranties, and covenants for the benefit of the other party:

(a) Such party is and will remain a legal entity duly organized and validly existing in good standing under the laws of the jurisdiction of its organization. Such party has, in all material respects, full power and authority to own its properties and conduct its business as presently owned or conducted. Such party has and will have, in all material respects, full power and authority to execute, deliver, and perform its obligations under this Agreement.

(b) Such party is and will remain duly qualified to do business, is and will remain in good standing as a foreign entity (or is exempt from such requirements), and has obtained and will retain all necessary licenses and approvals, in each jurisdiction in which its obligations under this Agreement require such qualification, except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations under this Agreement.

(c) Such party’s execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of such party.

(d) This Agreement constitutes a legal, valid, and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or other similar laws affecting creditors’ rights generally or by general principles of equity.

(e) The execution and delivery of this Agreement by such party, and the performance by such party of the transactions contemplated by this Agreement, and the fulfillment by such party of the terms hereof and thereof applicable to such party, will not conflict with, violate or result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which such party is a party or by which it or its properties are bound.

(f) The execution and delivery of this Agreement by such party, the performance by such party of the transactions contemplated by this Agreement, and the fulfillment by such party of the terms hereof and thereof applicable to such party, will not conflict with or violate any Requirements of Law applicable to such party.

(g) There are no proceedings or investigations pending or, to the best knowledge of such party, threatened against such party before any Governmental Authority seeking to prevent the consummation of any of the transactions contemplated by this Agreement or seeking any determination or ruling that, in the reasonable judgment of such party, would materially and adversely affect the performance by such party of its obligations under this Agreement.

(h) All authorizations, consents, orders, or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected, or given by such party in connection with the execution and delivery of this Agreement by such party, and the performance of the transactions contemplated by this Agreement by such party, have been duly obtained, effected, or given and are and will remain in full force and effect.

7. Resignation or Termination of the Subservicer. The Subservicer may resign at any time upon at least 45 days prior written notice to the Servicer. The Servicer may terminate the Subservicer at any time upon at least 45 days prior written notice to the Subservicer. The Servicer also may terminate the Subservicer at any time without prior notice if (i) the Subservicer fails to perform its obligations hereunder or (ii) any event occurs which materially and adversely affects the ability of the Subservicer or the Servicer to collect the applicable Receivables, the ability of the Subservicer to perform its obligations hereunder, or the ability of the Servicer to perform its obligations under the Servicing Agreement.

8. Term. Except as provided in Section 7 of this Agreement, this Agreement shall continue in full force and effect until the earlier of (i) the termination of the Servicer under the Servicing Agreement or (ii) the termination of the Servicing Agreement.

9. Acknowledgement by Servicer. Notwithstanding the delegation of servicing set forth in this Agreement, the Servicer hereby acknowledges that such delegation shall not relieve the Servicer of its duties under the Servicing Agreement and that the Servicer shall remain obligated and liable to the Transferor and the Indenture Trustee for its duties under the Servicing Agreement as if the Servicer alone were performing such duties.

10. Compliance with Regulation AB. The Subservicer hereby acknowledges that it is a “Subservicer” for purposes of Article IX of the Servicing Agreement and, accordingly, agrees to provide the Servicer with such documents and information necessary or appropriate to enable the Servicer and the Transferor to comply with Regulation AB, including, without limitation, the information specified in Sections 9.3, 9.4 and 9.5 of the Servicing Agreement.

10. Notices. All notices, requests, and other communications permitted or required hereunder shall be in writing and shall be delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by telex or facsimile as follows:

If to the Servicer, addressed to:

American Express Travel Related Services Company, Inc.

200 Vesey Street

New York, New York 10285

Attn: Treasurer (facsimile no. (212) 619-7099),

If to the Subservicer, addressed to

Amex Card Services Company

4315 South 2700 West

Salt Lake City, Utah 84184,

or to such other place within the United States of America as any party may designate as to itself by written notice to the other parties. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telex or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or the beginning of the next business day after receipt if received after the recipient’s normal business hours.

11. Non-Petition Covenant. Each of the Servicer and the Subservicer hereby covenants and agrees that it will not at any time institute against any Transferor, or join in instituting against any Transferor, any case or proceeding under the United States Bankruptcy Code or any other bankruptcy, insolvency, or similar law.

12. Successors and Assigns. This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Subservicer may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Servicer.

13. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

14. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

16. Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

17. Entire Agreement; Amendments; Waiver. This Agreement constitutes the entire agreement of the parties on the subject matter addressed herein and supersedes any other agreement of the parties on such subject matter. This Agreement may not be amended, and no rights hereunder may be waived, except by a written document signed by the duly authorized representatives of the parties. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

18. Third-Party Beneficiaries. The Indenture Trustee and its successors and permitted assigns shall be third party beneficiaries to this Agreement entitled to enforce the provisions hereof as if a party hereto. Except as otherwise provided in the previous sentence, no Person other than the Servicer or the Subservicer will have any right hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ David L. Yowan
Name:	David L. Yowan
Title:	Treasurer

AMEX CARD SERVICES COMPANY

By:	/s/ Beth Lacey
Name:	Beth Lacey
Title:	President